Code of Ethics

  Code of Conduct

Main Management, LLC and wholly owned subsidiaries Main Management Fund Advisors LLC and Main Management ETF Advisors LLC (the “Firm”) have established this Code of Ethics (the “Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). As an investment adviser, the Firm has an undivided duty of loyalty to act solely in the best interests of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the Firm’s interests may conflict with those of its clients. In carrying on its daily affairs, the Firm and all Firm Associated Persons (also known as “Supervised Persons”), shall act in a fair, lawful and ethical manner, in accordance with the rules and regulations imposed by the Firm’s governing regulatory authority.

The Code has also been adopted by the Firm in the context as an adviser to Investment Companies under Rule 17j-1 of the Investment Company Act of 1940 (“IC Act”). The Code reinforces fiduciary principles and sets forth standards of conduct in connection with advising investment companies that are registered under the IC Act, including the obligation to put the interests of clients first, restrictions on personal trading and reporting of personal securities transactions and holdings. Additionally, the Firm will:

•	provide a copy of the Code and changes thereof to the Investment Company’s Chief Compliance Officer (“Fund CCO”) and the Board of Trustees/Directors when requested;
•	provide a copy, with reasonable notice, of any material changes to the Code; and provide periodic certifications and reports to the Investment Company regarding the Code and any violations thereof as requested.

In addition, Rule 17j-1 under the IC Act also requires each investment adviser to a RIC to adopt a written code of ethics containing provisions reasonably necessary to prevent the adviser and its Employees from:

-	Employing any device, scheme or artifice to defraud the RIC;

-	Making any untrue statement of a material fact to the RIC or omit to state a material fact necessary in order to make the statements made to the RIC, in light of the circumstances under which they were made, not misleading;

-	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the RIC; and

-	Engaging in any manipulative practice with respect to the RIC.

-	As required by Rule 17j-1(c)(2)(ii), no less frequently than annually, the Firm shall furnish to the board of directors/trustees of the Mutual Fund, a written report that:

All Firm personnel should review this Code, as well as the Firm’s internal policies and procedures, in an effort to be aware of their responsibilities pertaining to client service. Each employee must acknowledge they have received and read, and confirm compliance with this Code by signing the Code of Ethics Acknowledgement in Exhibit 1. To the extent that any term within the Firm’s Compliance Manual, or any other Firm policy, is inconsistent with any term contained within this Code, the Code shall control.

Violations

Any violation of this Code or any other Firm policy and/or procedure shall be subject to the Firm’s disciplinary procedures, which may warrant sanctions that may include, but not limited to, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Each violation will be reviewed by the CCO and dealt with on a case by case basis. In addition, in accordance with Mutual Fund, the CCO will promptly report to the Fund CCO and Board of Trustees each violation and the steps taken to confirm the violation(s) do not happen again, including any sanctions levied.

  Scope of the Code

The terms of this Code apply to all of the Firm’s supervised persons and sets forth the standard of conduct by which each individual should carry out his/her respective obligations. Specifically, this document presents the Firm’s fundamental standard of conduct and shall address issues pertaining to:

•	Privacy of Client Non-Public Personal Information;

•	Insider Trading;

•	Personal Securities Transactions;

•	Receipt of Gifts and entertainment; and

•	Political Contributions.

As discussed in paragraph E below, the rules on the issue of reporting securities transactions pertain to the securities accounts in which any Firm Associated Person has any direct or indirect beneficial interest. Of particular concern (but not exclusive) are securities in which client assets may be invested, including stocks (including ETF shares), options, futures and options on futures, but generally not those which are excluded from the definition of “reportable securities” (e.g. bankers’ acceptances, bank certificates of deposit, commercial paper, shares of unaffiliated registered open-end investment companies, etc.) (see definition section below).

  Standards of Business Conduct

All Firm personnel shall act in accordance with the requirements of the Advisers Act, which sets forth numerous policies and procedures pertaining to the Firm’s advisory business. The Firm, as a fiduciary, has an obligation to act consistent with the Advisers Act, but to also place the clients’ interests above those of the advisory firm. To that end, all supervised persons should avoid conflicts of interest that could compromise the advisory firm’s ability to act in the clients’ best interests. For example, the Firm has determined that supervised persons should not accept inappropriate cash or gifts from any client, service provider or other third party. Such an activity by an Associated Person, in addition to any proposed outside business activity (see Exhibit 4), are subject to pre-approval by the Chief Compliance Officer.

Similarly, it shall be against Firm policy for any Firm representative to use the mails or any means or instrumentality of interstate commerce:

(i)	to employ any device, scheme, or artifice to defraud a client or prospective client;
(ii)	to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

(iii)	to knowingly sell any security to or purchase any security from a client when acting as principal for his or her own account, or to knowingly effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

(iv)	to engage in fraudulent, deceptive or manipulative practices.

The Firm is aware of concerns surrounding nonpublic information, specifically in the areas of client service and securities trading. The Firm’s standard of business conduct relative to client nonpublic personal information is consistent with the terms of Regulation S-P, in that it has established a Privacy Program that includes the delivery to all prospective and current clients a Privacy Notice detailing the framework within which client information is secured, as well as an internal Privacy Policy to be reviewed and executed by all Firm Associated Persons. The Privacy Policy and Notice create appropriate standards for the security of client personal information, and detail the framework within which client information is secured.

As it relates to nonpublic information in the securities trading area, the Firm’s standard of business conduct focuses upon non-disclosure. No person associated with the Firm shall disclose “material nonpublic” (see definition below) information about a company or about the market for that company’s securities: (a) to any person except to the extent necessary to carry out the Firm’s legitimate business obligations, or (b) in circumstances in which the information is likely to be used for unlawful trading. No Firm employee who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and sufficient time has passed such that the market would have already reacted.

Finally, it is, and always has been, the policy of the Firm that it and each such supervised person comply with the Firm’s policy on the handling of material nonpublic information and to recognize that the Firm has a fiduciary obligation towards its clients. Supervised persons should be fully aware of the high value the Firm has placed and continues to place on the adherence by all supervised persons to ethical conduct at all times, and all supervised persons are urged to comply not only with the letter of their respective fiduciary duties, but also to the ideals of the Firm. In addition, all supervised persons are required to comply with those federal securities laws which apply to the business of the Firm, and your execution of the Annual Acknowledgment of the contents of this Code of Ethics, constitutes your agreement that you have complied, and will continue to comply, with such applicable laws. For purposes of this paragraph, “federal securities laws” means, as of the date of adoption of this Code of Ethics, the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a — mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C. 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999)), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 — 5314; 5316 — 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

  Insider Trading

The federal securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company’s securities. The federal securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Section 204A of the Advisers Act requires that investment advisers maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the investment adviser or any person associated with the investment adviser.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Trading on Material Nonpublic Information

Violations of the Firm’s insider trading policies and procedures will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal. No employee of the investment adviser who is in possession of material nonpublic information about a company, or about the market for that company’s securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, or believe you are in possession of material nonpublic information, you should seek advice from the Chief Compliance Officer, who has been designated by the Firm to handle such matters.

Disclosure of Material Nonpublic Information

No person associated with the Firm shall disclose material nonpublic information about a company or about the market for such that company’s securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of the investment adviser, or (b) in circumstances in which the information is likely to be used for unlawful trading.

Questions about the Firm’s Insider Trading Policy

While compliance with the law and with a Firm’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by the Firm to respond to such questions.

  Personal Securities Transactions

All Access Persons (see definition section below and Exhibit 6) must submit for the Firm’s review, a report of his/her personal securities transactions and securities holdings periodically, as provided and further explained herein. This requirement can help detect insider trading, “front-running” (i.e., personal trades executed prior to those of the Firm’s clients) and other potentially abusive practices.

Initial and Annual Holding Reports on Current Securities Holdings of Access Persons

Each Access Person of the Firm must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings within 10 days after the person becomes an Access Person, which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Additionally, each Access Person must provide the Chief Compliance Officer or his/her designee with a written report of the Access Person’s current securities holdings at least once each 12-month period thereafter on a date the Firm selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted. Each securities holdings report must provide, at a minimum, the following information:

(i)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security (as defined below) in which the Access Person has any direct or indirect beneficial ownership (as defined below);
(ii)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
(iii)	the date the Access Person submits the report.

Holdings Report

A copy of the Holdings Report form is included at Exhibit 2. In the alternative, if the Access Person affirms, in writing, that all of his/her holdings are included on certain hard copy year-end or electronic statements which are provided or made available to the CCO, then the submission of the Holdings Report is not required.

Transaction Reports

Each Access Person must provide the Chief Compliance Officer or his/her designee with a written record of his/her personal securities transactions no later than thirty (30) days after the end of each calendar quarter, which report must cover all transactions (other than those pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) during the quarter. The report must provide, at a minimum, the following information about each transaction (other than pursuant to an “automatic investment plan” as defined in Rule 204A-1(e)(2)) involving a reportable security (see definition section below) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect “beneficial ownership” (see definition section below):

(i)	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii)	The price of the security at which the transaction was effected;
(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(v)	The date the Access Person submits the report.

Access Persons must also provide quarterly securities transaction reports for each transaction in a Reportable Security that the Access Person has any direct or indirect beneficial ownership no later than thirty (30) days after the end of each calendar quarter. Quarterly transaction reports are not required if the report would duplicate information contained in broker trade confirm or account statements that Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. If duplicate statements are sent to the CCO, the Access Person need only submit the form in Exhibit 3 to the CCO.

In addition, if the Firm is provided with ongoing electronic access to all required accounts, then the access person will be relieved of his/her responsibility to provide statements to the Firm, provided that the access person affirms, in writing, that all of his /her accounts are maintained at such broker-dealer/custodian. The CCO will conduct a periodic review of the holdings reports and brokerage statements for potential conflicts of interest or violations of the Code.

Exceptions

The above holdings and transactions reporting requirements do not apply to transactions effected in any account over which a particular Access Person has no direct or indirect influence or control. In addition, the holdings and transactions reporting requirements do not apply to securities which are excluded from the definition of reportable security (see definition section below).

Pre-Clearance of Personal Trades

A pre-clearance may be submitted by using the form in Exhibit 2 herein. With limited exceptions, employees will not be allowed to make a personal trade in any security where the Advisor has placed a client trade in the same security on the same day. Before trades are executed, the trader will send an email to the Firm disclosing which trades will be executed that day to confirm that employees do not trade in those securities on the same day. The CCO will conduct a quarterly review of personal transactions in comparison to Advisory Client transactions, such reviews will be documented. Advisor reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Aside from the two aforementioned scenarios, no pre- authorization is required for transactions taking place in the securities noted below:

•	All individual equities
•	All individual fixed income instruments
•	All Exchange Traded Funds with over $500m in assets
•	All Exchange Traded Fund creation units

Investment Policy and Procedures

No Access Person of the Firm may effect for himself or herself or for his or her immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria living in the same household as the officer, director, or employee, and trusts for which the employee serves as a trustee or in which the employee has a beneficial interest) (collectively “Covered Persons”) any transactions in a security which is being actively purchased or sold, or is being considered for purchase or sale, on behalf of any Firm clients, unless in accordance with the following Firm Procedures.

1.	Firm Procedures

In order to implement the Firm’s Investment Policy, the following procedures have been put into place with respect to the Firm and its Covered Persons:

a.	If the Firm is purchasing or considering for purchase any exchange listed security on behalf of the Firm’s client, no Covered Person may transact in that security prior to the client purchase having been completed by the Firm, or until a decision has been made not to purchase the security on behalf of the client; and
b.	If the investment adviser is selling or considering the sale of any exchange listed security on behalf of a Firm client, no Covered Person may transact in that security prior to the sale on behalf of the client having been completed by the Firm, or until a decision has been made not to sell the security on behalf of the client.
2.	Exceptions
a.	This Investment Policy has been established recognizing that the vast majority of securities being considered for purchase and sale on behalf of the Firm’s clients trade in sufficiently broad markets to permit transactions to be completed without any appreciable impact on the markets of the securities. Under certain circumstances, exceptions may be made to the policies stated above per the authorization of the Chief Compliance Officer, who has been designated by the Firm to address any prospective exceptions; and

b.	Open-end mutual funds and/or the investment subdivisions which may comprise a variable insurance product are purchased or redeemed at a fixed net asset value price per share specific to the date of purchase or redemption. As such, transactions in open-end mutual funds and/or variable insurance products by Covered Persons are not likely to have an impact on the prices of the fund shares in which clients invest, and are therefore not prohibited by the Firm’s Investment Policy.

Restricted Securities (to the extent applicable)

Certain of the Firm’s clients may be publicly traded companies (and/or senior executive officers and/or management of publicly traded companies), a current list of which publicly traded companies (to the extent applicable) shall be annexed hereto and made a part hereof as Schedule “A” (the “Restricted Securities”). In addition, Schedule “A” may also include the securities of public companies which the Firm is currently recommending or considering recommending to its clients. All securities listed on Schedule “A” shall be designated as the Restricted Securities. The purchase and/or sale of any of the Restricted Securities is prohibited unless expressly approved in advance by the Chief Compliance Officer. Schedule “A” shall be updated and/or amended as needed and distributed to each Access Person following each update of Schedule A and at least quarterly (regardless of whether or not there have been any changes to the schedule), and each person shall be required to acknowledge his/her ongoing compliance relative to the Restricted Securities on a monthly basis. Failure to comply with this policy shall be cause for immediate dismissal from the Firm.

As a money manager that almost exclusively trades ETFs for Main Management LLC, Main Management Fund Advisors LLC and Main Management ETF Advisors LLC client strategies, there are currently no restricted securities. Accordingly Schedule A will be created only if and when it becomes relevant.

If the Firm or its employees should obtain material non-public information, the CCO should be will be notified immediately, and may discuss with counsel and third-party consultants as deemed necessary, to determine if should be included on the Restricted List for the Firm and personal accounts.

Pre-approval Required for IPO’s and Private Placements

The acquisition of a beneficial ownership (see definition section below) interest in any security in an initial public offering (as defined in Rule 204A-1(e)(6)) or in a limited offering (as defined in Rule 204A-1(e)(7)) by an Access Person is prohibited unless approved in advance by the Chief Compliance Officer. The Firm shall maintain a record of any decision, and the reasons supporting the decision, approving the acquisition of such securities by Access Persons for at least six years after the end of the fiscal year in which the approval is granted. Access persons may use the Outside Business Activities Request for Approval in the Compliance Manual to submit pre-clearance to the CCO.

Retention of Certain Records

A record of each securities holdings report and transaction report, including any duplicate broker trade confirmation or account statements provided by an Access Person (or his/her broker/dealer or custodian) in lieu of a securities transactions report, shall be maintained by the Firm for the time period required by the Act. In addition, a record of the names of persons who are currently, or within the past six (6) years were, Access Persons of the Firm shall be maintained.

  Definitions

“Access Persons” [either] means:

(i)	any of the Firm’s supervised persons (as defined below) who: (A) has access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (as defined under Rule 204A-1(e)(9)), or (B) is involved in making securities recommendations to Firm clients, or who has access to such recommendations that are nonpublic; or
(ii)	[Since providing investment advice is the Firm’s primary business, all of the Firm’s directors, officers, members and/or partners.]
(iii)	List of Access Persons as of the date of this Code provided in Exhibit 6.

“Beneficial ownership” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in the reportable securities (or initial public offering or limited offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise.

“Material” information means any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be

“material” include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the Firm or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

“Nonpublic” information means information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

“Reportable security” means any security defined in Section 202(a)(18) of the Act (generally, all securities of every kind and nature), except that it does not include:

(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares issued by money market funds;
(iv)	Shares issued by open-end funds other than reportable funds (as defined in Rule 204A-1(e)(9)); and
(v)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

“Supervised person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, or other person who provides investment advice on behalf of the Firm and is subject to the supervision and control of the Firm.

  Administration and Enforcement of Code:

The Chief Compliance Officer, or his or her explicit designee, shall be responsible for administering and enforcing this Code, a necessary part of which is supervising employees through the implementation process. Should any Associated Person have any questions regarding the applicability of this Code, (s)he should address those questions with the Chief Compliance Officer. Pursuant to Section 203(e)(6) of the Act, the Firm and Chief Compliance Officer shall not be deemed to have failed to supervise any person if –

•	there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and
•	the Chief Compliance Officer has reasonably discharged the duties and obligations incumbent upon that position by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.

While compliance with the law and with a Firm’s policies and procedures described above is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. All violations of this Code should be reported to the Chief Compliance Officer. Any questions should immediately be addressed with the Chief Compliance Officer who has been designated by the Firm to respond to such questions.

The Chief Compliance Officer is responsible for training and educating all supervised persons about this Code of Ethics. Training regarding the Code of Ethics will occur, at a minimum, on an annual basis. All supervised persons are required to attend the training sessions, read any applicable materials and sign-off on an attendance sheet.

  Recordkeeping

In addition to the above, the Code of Ethics currently in effect, or that at any time in the past six years was in effect, must be maintained by the Firm. Additionally, a copy of the executed Annual Acknowledgment of the Policies and Procedures (an unexecuted copy of which is located on the last page of this document) of each person who is currently, or within the past six (6) years was, a supervised person must be maintained by the Firm. Furthermore, the Firm is required to maintain a record of any violation of the Code of Ethics (but this does not include any initial reports by employees that informed the Firm of a violation of Firm policies, procedures and/or Code of Ethics), and of any action taken as a result of the violation.

In addition, the Firm shall maintain the following books and records:

•	Ongoing list of Access Persons.
•	Access Person Acknowledgement Form memorializing receipt of this Code of Ethics.
•	Holdings Reports as discussed above.
•	Quarterly Transaction Reports as discussed above.
•	Where relevant, record of any Chief Compliance Officer decision to approve an Access Persons’ personal security transaction and the underlying rationale supporting that decision.
•	Records of Code of Ethics violations and any resulting remedial action, not including any “whistleblower” reports made by supervised persons.
  Receipt of Gifts and Entertainment

It is the policy of the Firm to achieve a balance relative to the receipt/acceptance of gifts from clients or vendors with the avoidance of conflicts of interest or appearances of impropriety. As such, receipt of a holiday gift or expression of thanks from a client for a job well done is not prohibited, provided that the gift is not cash or a cash equivalent, which are prohibited by the Firm. However, all non-cash gifts from vendors, the estimated value of which clearly exceeds $250, should be reported to the Chief Compliance Officer. The above policy recognizes that the dollar value of attendance at certain functions (dinner, golf outing, sporting event) will exceed $250, and is not intended to be prohibited by this policy. However, attendance at such vendor sponsored events should be reported to the Chief Compliance Officer so that a determination can be made that it (they) is (are) neither excessive nor create(s) the potential for a conflict of interest.

The Chief Compliance Officer will maintain a log of gifts, meals and entertainment for those reported. The Chief Compliance Officer will monitor the log to ensure adherence to the Code of Ethics and identify the potential for conflicts of interest or the appearance thereof. The Chief Compliance Officer has the authority to determine whether a gift, meal or entertainment is inappropriate and whether it must be returned or repaid.

This reporting requirement also applies to business entertainment on a per person basis. Further, any educational conferences air, hotel or meals are that are paid for by an ETF provider and industry conference speaking engagements are not required to be reported for purposes of this policy.

The following items are not subject to the Firm’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.	Gifts and entertainment given to or received from individuals who are also family members of supervised persons of Firm;
3.	Items below the $250 reporting threshold on a per person basis; and

4. Gifts for the entire office, not addressed to an individual, below the value of $250 on a per person basis.

  Political Contributions

It is the policy of the Firm to avoid conflicts of interest or appearances of impropriety in connection with the provision of advisory services for compensation to any government client and to identify risk exposures for the Firm and its clients.

Pay-to-Play

SEC Rule 206(4)-5 prohibits Main Management LLC from receiving advisory fees for providing advisory services to state and local government clients (including pension plans) for two years following contributions by the Advisor or certain of its employees to certain candidates or elected officials (commonly referred to as Pay-to-Play Practices). However, all employees are permitted to make contributions of up to:

-          $350, per election, to state and/or local government candidate or elected official for whom the employee is entitled to vote, and

-          $150, per election, to a state and/or local government candidate or elected official for whom the employee is not entitled to vote, without triggering the two-year timeout.

Due to the new restrictions put in place by the SEC’s rule, employees will be required to have all political contributions pre-approved using Exhibit 3.

PLEASE NOTE: All Code of Ethics violations must be immediately reported to the CCO.

I.	SUPERVISION

Section 203(e)(6) of the Act authorizes the SEC to take appropriate action against an investment adviser if the adviser or any person associated with the adviser “has failed reasonably to supervise, with a view to preventing violations of the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the rules or regulations under any of those statutes or the rules of the Municipal Securities Rulemaking Board.” The Section further provides that “no person shall be deemed to have failed reasonably to supervise any person if –

•	there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person, and

•	such person has reasonably discharged the duties and obligations incumbent upon him by reason of such procedures and system without reasonable cause to believe that such procedures and system were not being complied with.”

II.	APPROVAL OF OUTSIDE EMPLOYMENT/ ACTIVITIES

Any employment or other outside activity by a Firm employee or investment adviser representative may result in possible conflicts of interests for the individual and/or for the Firm and should be reviewed and approved by the Chief Compliance Officer. Outside activities which must be reviewed and approved include such activities as the following:

•	being employed or compensated by any other entity;
•	active in any other business including part-time, evening or weekend employment;
•	serving as an officer, director, partner, etc., in any other entity, including publicly traded companies;
•	ownership interest in any non-publicly traded company or other private investments;
•	any public speaking or writing activities; or
•	engaging or participating in any investment or business transaction or venture with a Firm client.;
•	serve as a Trustee or executor for a Firm client;
•	state and local political contributions

Approval for any of the above activities is to be obtained by the individual from the Chief Compliance Officer before undertaking any such activity by completing Exhibit 4 so that a determination may be made that the activities do not interfere with any of the individual’s responsibilities at the Firm and any conflicts of interests relative to such activities may be addressed. (Certain Form ADV disclosures and amendments may also be required).

Please Note: All Firm Employees and representatives (upon hire and annually thereafter) shall be required to complete and submit the Firm’s Outside Business Activity Disclosure Form in Exhibit 5 on an annual basis.

The CCO will seek to identify and review conflicts of interest. Ongoing identification of potential conflicts of interest through monitoring and testing by the CCO will assist the Advisor in addressing potential conflicts of interest and determining the best course of action to either eliminate the conflict or if disclosure is sufficient. The CCO will maintain the information received in response to the information provided per Exhibits 4 and 5 in a conflicts of interest matrix to effectively monitor all potential conflicts.

Code of Ethics Acknowledgement Exhibit 1

(Please initial applicable acknowledgement. If you are a new Employee, initial both sections.)

_____ 1.    I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated ______________________.

_____ 2.    Annual Acknowledgement

I have read and understand the Main Management Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

[_] None [_] See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my confirmations and monthly and quarterly account statements to the Chief Compliance Officer.

[_] (check if not applicable)

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date: _________________	_________________________________
(Name)
_________________________________
(Signature)

COMPLIANCE RECEIPT:

Name: _________________________________________

Date: _________________________________________

Personal Holdings Report for Access Persons Exhibit 2

Name of Access Person: _________________________________________________

Check ONE of the following boxes:

[_]	This is my INITIAL Holdings Report, date of submission: _____________________
[_]	QUARTERLY Certification: I have elected to have duplicate statements sent to the CCO and by checking this box, confirm that the information contained is my brokerage statements satisfy the content required with respect to transaction reporting for the quarter ending: _______________________.
[_]	This is my ANNUAL Holdings Report for the year ending ___________________

The following sets forth all of my and related persons’ (i.e. includes spouses, minor children, other family members living in your household, any accounts you have control/trading authority of or the beneficiary of) Personal Accounts and investments. I have also attached to this form my most current statements listing all account holdings and quarterly transactions for the period stated above.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer Or Bank Where Securities Are Held

OR

______ No holdings in reportable securities (as defined in Main Management LLC’s Code of Ethics)

By signing below, the undersigned Access Person confirms that he/she has complied with this Code Ethics, all Personal Accounts have been disclosed and transactions effected in accordance with the personal trading policy set herein; and further certifies that all information contained in this report is true and correct as of ________________________________

Name of Access Person

Signature of Access Person

Date

COMPLIANCE RECEIPT:

Name: _________________________________________

Date: _________________________________________

Authorization for Gifts over $250 Exhibit 3

Instructions: Certain gifts clearly greater than $250 in value to be given or received from a third party must be reported to the Chief Compliance Officer (pursuant to the guidelines provided herein). Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

Employee Giving or Receiving Gift or Entertainment

Third Party Involved

Name of Advisory Client(s) Involved

Date Gift or Entertainment Given or Received

Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Date: _________________	_________________________________
(Signature)
_________________________________
(Print Name)

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name:

Date:

Request for Outside Business Activity approval Exhibit 4

Background

1.	Name of Firm/Description of Proposed Outside Activity:__________________________
_______________________________________________________________________
_______________________________________________________________________
2.	Will you have a position as an officer or director? [_] Yes [_] No
3.	If “yes” to 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification):_____________________
__________________________________________________________________________________
4.	________________________________________________________________________
5.	Duties in connection with such activity:________________________________________
__________________________________________________________________________________
6.	Estimated amount of time spent on such activity (yearly basis):_____________________
7.	Will you or any related party receive any economic benefit for your participation in such activity? [_] Yes [_] No

If “yes”, description of economic benefit:______________________________________

The employee represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to the Firm, compete with or conflict with any interest of the Firm. The employee represents that he or she will bring to the attention of the Firm any potential conflicts of interest that arise due to such activity.

Date: _________________	_________________________________
(Signature)
_________________________________
(Print Name)

COMPLIANCE RECEIPT:
[_] Request Approved [_] Request Denied

Name:

Date: _____________________________________

* Employees should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, employees will still need to summarize/update such activities on the annual update form attached hereto as Exhibit 5.

Annual Outside Activity/Insider Disclosure Exhibit 5

Outside Affiliations

1.       Other businesses in which I am engaged (i.e., take an active role):

Name of Business	Role

Name of Business	Role

2.       Entities by which I am employed or receive compensation:

Name of Entity	Affiliation or Title

Name of Entity	Affiliation or Title

3.            Business organizations in which I am an officer, director, partner or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

4.       Describe interests in any securities, financial or kindred business:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

5.            Do you own a significant position in any publicly held company’s securities? Describe:

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) is an executive officer, director or 5% or greater stockholder of a public company?

______________________________	_______________________________
Name of Family Member	Relationship

______________________________	_______________________________
Name of Entity	Affiliation or Title

______________________________	_______________________________
Name of Family Member	Relationship

______________________________	_______________________________
Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Date: _________________	_________________________________
(Signature)
_________________________________
(Print Name)

COMPLIANCE RECEIPT:

Name:

Date:

List of Access persons Exhibit 6

Kim Arthur, Managing Member, Chief Executive Officer& President

James Concidine, Managing Member & Chief Financial Officer

J. Richard Fredericks, Managing Director

Blaine Docker, Chief Operations Officer

Hafeez Esmail, Chief Compliance Officer

Luke King, Vice President

Alex Varner, Director of Research

Sharon Liu, Marketing Coordinator

Pre-Clearance Form for transactions in Personal Accounts ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Code of Ethics.

Access Persons should complete Sections (1), (2), (3), (4), (5) and (6) below and submit this pre-clearance form to the Chief Compliance Officer.

Section (7) will be completed by the Chief Compliance Officer.

(1)       Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is: (check all that apply – more than one may apply):

_____ Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)

_____ Other investment or sale (as all Access Person transactions are required to be pre- cleared)

(2)       Investment Information

Name of Issuer and Ticker (if applicable): ____________________________________

CUSIP Number (if applicable): ____________________

The Issuer can best be characterized as (please check one):

[_] Common Stock	[_] Restricted Stock
[_] Preferred Stock	[_] Private Placement
[_] Corporate	[_] ETFs/Closed-End Funds
[_] Government Debt (non-Federal)	[_] Other: ___________

(3)       Transaction Information

Transaction involves a (check one): [_] Buy [_] Sell [_] Short Sell

Estimated Trade Date: _______________

Quantity: _________________________

Estimated Price: ____________________

Broker/Dealer (if any): _____________________

Bank where securities will be held: __________________________

Account No.: _____________________________

(4)       Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

___________________________________________________________________

___________________________________________________________________

___________________________________________________________________

(5)       Evaluation of Advisory Client Conflicts

a.	The investment is not currently held by or under consideration for purchase or disposition by any Advisory Client.

Initials of Access Person____________ Date____________________

b.	If the above listed investment is not currently held by or under consideration for any Advisory Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Advisory Clients.

___       Investment is too risky

___       Advisory Client is already fully exposed to issuer or industry

___       Investment by the Advisory Client would cause it to exceed or violate its investment policies

___       Insufficient available or unfavorable information about the issuer

___       Other: __________________________________

Initials of Access Person____       Date____________________

(6)       Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer's signature.

_________________________________

Access Person’s Name (please print)

_________________________________

Access Person’s Signature

_________________________________

Date

(7) Disposition of Pre-Clearance Request

[_] Request Approved [_] Request Denied

___________________________       _____________________

Chief Compliance Officer                     Date

Comments:

_______________________________________________________________________

_______________________________________________________________________

_______________________________________________________________________

Political Contribution Pre-Clearance Form

1.	Name of Individual or Entity: ______________________________________________

2.	Amount of proposed contribution: _____________________________________

3.	Name of recipient (i.e., official, candidate, election committee): _________________________________________________________________

4.	Office that candidate is seeking (including jurisdiction): ____________________

5.	Does the candidate/official currently hold office? _______________________

If yes, describe the office the candidate/official currently holds: ______________

__________________________________________________________________

6.	Name of individual/entity soliciting the contribution, if any: ________________

_________________________________________________________________

7.	Prior contributions to this candidate/official (in past 2 years):_______________

_________________________________________________________________

8.	Can employee vote in election? YES __________ NO __________
9.	Does the employee believe the above official/candidate is a political official with the power to influence or control the investment of a Government Entity or is a candidate running for such office?

YES __________ NO __________

Employee Signature

__________________________________	_____________________________
Name (Print)	Date

__________________________________
Signature

Disposition of Chief Compliance Officer

[_] Request Approved          [_] Request Denied

__________________________________

Signature

_____________________________

Date